EMPLOYMENT AGREEMENT

This Agreement is made and entered into on June 15, 2010, by and among Bridge Capital Holdings (“BCH”), Bridge Bank, National Association (“Bank”) and Margaret M. Bradshaw (“Executive”) for the purposes set forth hereinafter (“Agreement”).

RECITALS

WHEREAS, BCH is a California corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended, subject to the supervision and regulation of the Board of Governors of the Federal Reserve System (“BGFRS”);

WHEREAS, BCH is the parent holding company for the Bank, which is a national banking association and wholly-owned subsidiary of BCH, subject to the supervision and regulation of the Office of the Comptroller of the Currency (“OCC”);

WHEREAS, Executive is currently the Executive Vice President and Chief Banking Officer of the Bank pursuant to an offer of employment letter dated March 3, 2009, by and between the Bank and the Executive (the ”Prior Agreement”); and

WHEREAS, it is the intention of the parties to enter into an employment agreement for the purposes of assuring the continued services of the Executive as the Executive Vice President and Chief Banking Officer of the Bank.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, BCH, the Bank and the Executive agree as follows:

AGREEMENT

1.           Term of Employment; Termination of Prior Agreement and Waiver of Rights and Benefits and Release of Obligations Thereunder.  Pursuant to this Agreement, the Bank hereby employs the Executive and the Executive hereby accepts employment with the Bank, upon the terms and conditions hereinafter set forth.  The term of this Agreement shall be a period of three (3) years from the date hereof, subject to the termination provisions of paragraph 16.  Upon the occurrence of the third annual anniversary of the date of this Agreement, and on each anniversary date thereafter, the term of this Agreement shall be deemed automatically extended for an additional one (1) year term, subject to the termination provisions of paragraph 16.

In consideration of the Executive’s base salary and such other benefits provided pursuant to this Agreement, which the Executive and the Bank acknowledge and agree represents an increase in compensation benefits over the compensation benefits provided under the Prior Agreement and is adequate consideration for the termination of the Prior Agreement, BCH, the Bank and the Executive agree that the Prior Agreement is hereby terminated effective as of the date of this Agreement and that this Agreement is intended by the parties hereto to supersede in full and constitute a complete replacement for the Prior Agreement and any rights and benefits thereunder, but does not supersede or replace the rights and benefits under (i) the Indemnification Agreement specified in paragraph 5 of this Agreement or (ii) any stock option or equity award agreement between BCH and the Executive as specified in paragraph 12 of this Agreement.  In furtherance thereof and notwithstanding any provision of this Agreement or the Prior Agreement to the contrary, the Executive, for herself, and her heirs, beneficiaries, executors, administrators, trustees, and any other legal or personal representatives, agents, successors or permitted assignees or transferees, further expressly agrees to and does hereby waive and relinquish any and all rights and benefits under the Prior Agreement and specifically releases the Bank and BCH, and their respective directors, officers, employees, agents, affiliates and successors, from any obligations, duties and liabilities under the Prior Agreement including any matters covered or contemplated by California Civil Code Section 1542 which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

2.           Duties and Obligations of Executive.  The Executive shall serve as the Executive Vice President and Chief Banking Officer of the Bank pursuant to this Agreement and shall perform the customary duties of such office in the commercial banking industry and such additional duties not inconsistent therewith, as may from time to time be reasonably requested of her by the President and Chief Executive Officer and the Board of Directors of the Bank.

3.           Devotion to Bank's and BCH’s Business.

(a)           The Executive shall devote her full business time, ability, and attention to the business of the Bank during the term of this Agreement and shall not during the term of this Agreement engage in any other business activities, duties, or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Board of Directors of the Bank.  However, the expenditure of reasonable amounts of time for educational, charitable, or professional activities shall not be deemed a breach of this Agreement if those activities do not materially interfere with the services required of the Executive under this Agreement.  Nothing in this Agreement shall be interpreted to prohibit the Executive from making passive personal investments.  However, the Executive shall not directly or indirectly acquire, hold, or retain any interest in any business competing with or similar in nature to the business of the Bank and BCH, except passive shareholder investments in other financial institutions and their respective affiliates which do not exceed five percent (5%) of the outstanding voting securities in the aggregate in any single financial institution and its affiliates on a consolidated basis.

(b)           The Executive hereby represents and agrees that the services to be performed under the terms of this Agreement are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law.  The Executive therefore expressly agrees that the Bank and BCH, in addition to any other rights or remedies that the Bank and BCH may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by the Executive.

4.           Noncompetition, Nonsolicitation and Nondisclosure by the Executive.

(a)           The Executive shall not, during the term of this Agreement, directly or indirectly, either as an employee, employer, consultant, agent, principal, stockholder (except as permitted in paragraph 3 (a) of this Agreement), officer, director, or in any other individual or representative capacity, engage or participate in any competitive banking or financial services business without the prior written consent of the Board of Directors of the Bank.

(b)           Following termination of this Agreement and the Executive’s employment hereunder and for a period of twelve (12) months thereafter, the Executive shall not use any confidential, trade secret, or proprietary information of the Bank or BCH, or their affiliates and subsidiaries, including information described in paragraph 6 below, to solicit, encourage or assist, directly, indirectly or in any manner whatsoever, (i) any employees of the Bank, BCH or their affiliates and subsidiaries (including any former employees who voluntarily terminated such employment within a twelve (12) month period prior to the Executive’s termination of employment with the Bank or BCH) to resign or to apply for or accept employment with any other competitive banking or financial services business within the counties in California in which the Bank has located its headquarters or branch offices; or (ii) any customer, person or entity that has a business relationship with the Bank or during the twelve (12) month period prior to the Executive’s termination of employment with the Bank was engaged in a business relationship with the Bank, to terminate such business relationship and engage in a business relationship with any other competitive banking or financial services business within the counties in California in which the Bank has located its headquarters or branch offices.

(c)           Following termination of this Agreement and the Executive’s employment hereunder and for a period of twelve (12) months thereafter, the Executive will not (i) disclose or use in any manner whatsoever, confidential, trade secret and proprietary information of the Bank, BCH, or their affiliates and subsidiaries, including information described in paragraph 6 below except as expressly permitted thereunder; and (ii) assist (by disclosing information described in paragraph 6 below except as expressly permitted thereunder) any person or entity, directly, indirectly or in any manner whatsoever, that engages in or seeks to engage in any competitive banking or financial services business.

5.           Indemnification.  The Executive entered into an indemnification agreement with the Bank dated June 15, 2010, pursuant to which, to the extent permitted by law and applicable regulations of the BGFRS and OCC, the Bank, and as applicable BCH, shall indemnify the Executive if she was or is a party or is threatened to be made a party in any action brought by a third party against the Executive (whether or not the Bank or BCH is joined as a party defendant) against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with said action if the Executive acted in good faith and in a manner the Executive reasonably believed to be in the best interests of the Bank and BCH (and with respect to a criminal proceeding if the Executive had no reasonable cause to believe her conduct was unlawful), provided that the alleged conduct of the Executive arose out of and was within the course and scope of her employment as an officer or Executive of the Bank and BCH.

6.           Disclosure of Information.  The Executive shall not, either before or after termination of this Agreement, without the prior written consent of the Board of Directors of BCH or except as required by law to comply with legal process including, without limitation, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, disclose to anyone any financial information, trade or business secrets, customer lists, computer software or other information concerning the business or operations of the Bank or BCH and their respective affiliates and subsidiaries; provided, that such information shall not include information (i) in or which enters the public domain (other than by breach of the Executive’s obligations hereunder); (ii) acquired by the Executive other than in connection with her employment; or (iii) that is disclosed to the Executive by a third party not obligated to BCH or the Bank to keep such information confidential.  The Executive further recognizes and acknowledges that any financial information concerning any customers of the  Bank or BCH and their respective affiliates and subsidiaries, as it may exist from time to time, is strictly confidential and is a valuable, special and unique asset of Bank's and BCH’s business.  The Executive shall not, either before or after termination of this Agreement, without such consent or except as required by law, disclose to anyone said financial information or any part thereof, for any reason or purpose whatsoever.  In the event the Executive is required by law to disclose such information described in this paragraph 6, the Executive will provide the Bank and BCH, and their counsel with immediate notice of such request so that they may consider seeking a protective order.  If, in the absence of a protective order or the receipt of a waiver hereunder, the Executive is nonetheless, in the written opinion of knowledgeable counsel, compelled to disclose any of such information to any tribunal or any other party or else stand liable for contempt or suffer other material censure or material penalty, then the Executive may disclose (on an “as needed” basis only) such information to such tribunal or other party without liability hereunder.  Notwithstanding the foregoing, the Executive may disclose such information concerning the business or operations of the Bank or BCH and their respective affiliates and subsidiaries as may be required by the BGFRS, OCC or other regulatory agency having jurisdiction over the operations of the Bank or BCH in connection with an examination of the Bank or BCH or other proceeding conducted by such regulatory agency.

7.           Written, Printed or Electronic Material.  All written, printed or electronic material, notebooks and records including, without limitation, computer disks used by the Executive in performing duties for the Bank or BCH, other than the Executive's personal address lists, telephone lists, notes and diaries, are and shall remain the sole property of the Bank and BCH.  Upon termination of employment, the Executive shall promptly return all such material (including all copies, extracts and summaries thereof) to the Bank or BCH.

8.           Surety Bond and Severance Benefit.  The Executive agrees that she will furnish all information and take any other steps necessary from time to time to enable the Bank to obtain or maintain a fidelity bond conditional on the rendering of a true account by the Executive of all monies, goods, or other property which may come into the custody, charge, or possession of the Executive during the term of her employment.  The surety company issuing the bond and the amount of the bond must be acceptable to the Bank.  All premiums on the bond shall be paid by the Bank.  The Bank, BCH or their respective successors, shall have no obligation to pay or provide severance benefits to the Executive in accordance with paragraph 16 (d) or 16 (e), as applicable, of this Agreement in the event that the Executive’s employment is terminated in connection with the Executive’s non-insurability for surety bond coverage as determined in the sole discretion of the Bank’s insurer at any time during the term of this Agreement.

9.           Base Salary.  The Executive shall receive a base salary at the rate of one hundred ninety thousand dollars ($190,000) for the first twelve (12) months of the term of this Agreement, payable in installments of approximately seven thousand nine hundred sixteen dollars and sixty-six cents ($7,916.66) on the fifteenth and last day of each month.  The Executive’s base salary during each subsequent year of the term of this Agreement shall be subject to annual adjustment increase or decrease as determined by the BCH’s Board of Directors, in its sole discretion, resulting from the Board of Directors annual review of the consolidated results of operations of BCH, Executive's total compensation and such other performance criteria or factors as the Board of Directors deems appropriate.  All payments of base salary shall be subject to applicable adjustments for withholding taxes, prorations for any partial employment period and such other applicable payroll procedures of the Bank.

10.           Salary Continuation During Disability.  If the Executive for any reason (except as expressly provided below) becomes temporarily or permanently disabled so that she is unable to perform the duties under this Agreement, the Executive shall be paid the base salary otherwise payable to Executive pursuant to paragraph 9 of this Agreement, reduced by the amounts received by the Executive from state disability insurance, or worker's compensation or other similar insurance benefits through policies provided by the Bank or BCH, for a period of six (6) months from the date of disability.  For purposes of this paragraph 10, “disability” shall be defined as provided in the Bank's or BCH’s disability insurance program.

11.           Incentive Compensation.  Subject to paragraph 17 of this Agreement, the Executive shall be entitled to receive an annual incentive compensation payment pursuant to the terms of the Management Incentive Compensation Plan in effect at the date of this Agreement and as amended at any future date (the “Incentive Plan”) or pursuant to any successor incentive plan or arrangement adopted by the Bank or BCH for its officers.  Except as set forth in the Incentive Plan or in any successor incentive plan or arrangement, no incentive compensation payments shall be prorated for a partial year and the Executive shall not be entitled to receive incentive compensation payments for any year during the term of this Agreement in which the Executive was not employed by the Bank or BCH for the full fiscal year.  Notwithstanding any provision of the Incentive Plan or any successor incentive plan or arrangement, no right of continued employment or any modification of the “at will” nature of the Executive’s employment with BCH and/or the Bank shall be conferred upon the Executive thereunder or result therefrom.

12.           Stock Options/Equity Awards.  The Executive acknowledges having received the grant of stock options and/or equity awards pursuant to the BCH Amended and Restated 2001 Stock Option Plan and/or BCH 2006 Equity Incentive Plan (collectively, the “BCH Plans”).  Any future stock option grant or equity award to the Executive pursuant to the BCH Plans shall be (i) determined by and in the sole discretion of the Board of Directors of BCH and (ii) evidenced by a stock option or equity award agreement in the form required by the BCH Plans.  Notwithstanding any provision of the BCH Plans or any such stock option or equity award agreement to the contrary, no right of continued employment or any modification of the “at will” nature of the Executive’s employment with BCH and/or the Bank shall be conferred upon the Executive thereunder or result therefrom.

13.           Other Benefits.  The Executive shall be entitled to those benefits adopted by the Bank and BCH for all officers of the Bank and BCH, subject to applicable qualification requirements and regulatory approval requirements, if any.  The Executive shall be further entitled to the following additional benefits which shall supplement or replace, to the extent duplicative of any part or all of the general officer benefits, the benefits otherwise provided to the Executive:

 (a)           Vacation.  The Executive shall be entitled to twenty-two (22) business days of annual vacation leave at her then existing rate of base salary each year during the term of this Agreement.  The Executive may be absent from her employment for vacation as long as such leave is reasonable and does not jeopardize her responsibilities and duties specified in this Agreement.  The length of vacation should not exceed ten (10) business days without the approval of the Bank’s Chief Executive Officer.  Vacation time will accrue in accordance with the Bank's personnel policies.

 (b)           Automobile Allowance and Insurance.  The Bank or BCH will pay to the Executive an automobile allowance in the amount of seven hundred fifty dollars ($750) per month during the term of this Agreement.  The Bank or BCH shall reimburse the Executive for gasoline or other fuel expenditures related to business use of the automobile acquired or used by the Executive upon presentation and approval of receipts, invoices or other appropriate evidence of such expense in accordance with the policies of the Bank or BCH.  The Executive shall acquire or otherwise make available for her business and personal use an automobile suitable to her position and maintain it in good condition and repair.  The Executive shall (i) obtain and maintain public liability insurance and property damage insurance policies with insurer(s) acceptable to the Bank and BCH and with such coverages in such amounts as may be acceptable to the Bank and BCH from time to time, (ii) provide copies of such policies, endorsements or other evidence of insurance acceptable to the Bank and BCH and (iii) such insurance policies shall include notice to the Bank or BCH in the event the coverages approved by the Bank and BCH are changed in any material respect or cancelled.  Notwithstanding the foregoing, the Bank or BCH may, in its discretion, elect to (i) require that the policies name the Bank and BCH as additional insureds, subject to the requirement that the Executive’s allowance described above shall be increased in an amount equal to the additional premium expense, if any, resulting from the Bank and BCH being named as additional insureds or (ii) provide and pay for such insurance policies in lieu of the Executive maintaining such policies.

 (c)           Insurance.  The Bank or BCH shall provide during the term of this Agreement at no cost to the Executive group life, health (including medical, dental, vision and hospitalization), accident and disability insurance coverage for the Executive and her dependents through a policy or policies provided by the insurer(s) selected by the Bank or BCH in its sole discretion.

 (d)           Financial Planning.  The Bank or BCH will reimburse the Executive, upon presentation and approval of receipts, invoices or other appropriate evidence of expense in accordance with the policies of the Bank or BCH, for the cost of (i) consultation with financial planning and/or estate planning advisors, (ii) premiums incurred by the Executive for personal life and health insurance coverages supplemental to any group insurance coverages provided by the Bank or BCH, for the Executive individually and, as applicable, the Executive’s dependents, (iii) consultation with financial advisors related to personal investments, (iv) investment advisory and management fees, and (v) tax planning and accounting fees (the “Permissible Purposes”).  The amount of reimbursement allowance shall be limited to (i) up to seven thousand five hundred dollars ($7,500) of the expense incurred by the Executive for the first year that the Executive incurs expense for any of the Permissible Purposes and (ii) up to an additional two thousand five hundred dollars ($2,500) of expense for any of the Permissible Purposes in each subsequent year during the term of this Agreement.

Notwithstanding the foregoing, any portion of such reimbursement allowance which is not fully spent during a particular year shall carryover and be available for use by the Executive for the Permissible Purposes in subsequent years during the term of this Agreement; provided, however, that the maximum aggregate amount of reimbursement allowance available for use in any particular year shall not exceed seven thousand five hundred dollars ($7,500) and any amount in excess of seven thousand five hundred dollars ($7,500) shall lapse and will not carryover from one year to another year or otherwise be available or increase the reimbursement allowance in any year during the term of this Agreement.

 (e)           Technology Devices and Internet Service.  The Bank or BCH will provide at its expense the following technology devices to be used by the Executive for Bank business purposes:  (i) a smartphone and related internet service for business applications and (ii) a computer and printer and related DSL internet service maintained at the Executive’s primary residence.  The technology devices will (i) comply with the Bank’s and BCH’s information technology policies and (ii) be owned by the Bank at all times during the term of this Agreement.  The Bank or BCH will reimburse the Executive for the expense of such smartphone internet and DSL internet services, upon presentation and approval of receipts, invoices or other appropriate evidence of such expense in accordance with the policies of the Bank or BCH.

 (f)           Reimbursement of Legal Expense.  The Bank or BCH will reimburse the Executive, upon presentation and approval of receipts, invoices or other appropriate evidence of expense in accordance with the policies of the Bank or BCH, for up to three thousand dollars ($3,000) of the expense incurred by the Executive for consultation with an attorney in connection with the negotiation and execution of this Agreement.

 (g)           Deferred Compensation Plan.  The Executive will be entitled to participate in any non-qualified deferred compensation plan that the Board of Directors of the Bank or BCH determines in its sole discretion to establish for the deferral of compensation earned by the Executive pursuant to this Agreement.

 (h)           Education.  The Bank or BCH will reimburse the Executive, upon presentation and approval of receipts, invoices or other appropriate evidence of expense in accordance with the policies of the Bank or BCH, for expenses incurred for education in compliance with education policies established by the Bank or BCH.

14.           Annual Physical Examination.  The Bank or BCH shall pay or reimburse the Executive for up to five hundred dollars ($500) of the cost, if any, in excess of applicable insurance coverage specified in paragraph 13(c) of this Agreement for an annual physical examination conducted by a California licensed physician selected by the Executive, the results of which examination shall not be required to be disclosed to BCH or the Bank.  Any such reimbursement shall be made upon presentation and approval of receipts, invoices or other appropriate evidence of such expense in accordance with the policies of the Bank or BCH.

15.           Business Expenses; Memberships.  The Executive shall be reimbursed for all ordinary and necessary expenses incurred by the Executive in connection with her employment.  The Executive shall also be reimbursed for reasonable expenses incurred in activities associated with promoting the business of the Bank and BCH, including expenses for entertainment, travel, conventions, educational programs, dues and expenses related to membership in a fitness club, or similar items.  All such expenses described above will be subject to compliance with applicable policies of the Bank or BCH and any memberships will be further subject to the prior approval of the Board of Directors of the Bank or BCH in its sole discretion.  All such reimbursements shall be made upon presentation and approval of receipts, invoices or other appropriate evidence of such expense in accordance with the policies of the Bank or BCH.

16.           Termination of Agreement.

 (a)           Automatic Termination.  This Agreement shall terminate automatically without further act of the parties and immediately upon the occurrence of any one of the following events, subject to either party's right, without any obligation whatsoever, to waive an event reasonably susceptible of waiver, and the obligation of the Bank or BCH to pay the amounts which would otherwise be payable to the Executive under this Agreement through the end of the month in which the event occurs, except that only in the event of termination based upon subparagraphs (1), (4) or (10, to the extent of the Bank's or BCH’s breach) below shall the Executive be entitled to receive severance benefits based upon automatic termination pursuant to paragraph 16 (d) of this Agreement:

(1)	The occurrence of circumstances that make it impossible or impractical for the Bank and BCH to conduct or continue its business.

(2)	The death of the Executive.

(3)	The loss by the Executive of legal capacity.

(4)	The loss by the Bank and BCH of legal capacity to contract.

(5)	The willful, intentional and material breach or the habitual and continued neglect by the Executive of her employment responsibilities and duties.

(6)	The continuous mental or physical incapacity of the Executive, subject to disability rights under this Agreement.

(7)
The Executive's willful and intentional violation of any state or federal banking or securities laws, or of the bylaws, rules, policies or resolutions of the Bank or BCH, or the rules or regulations of the BGFRS, Federal Deposit Insurance Corporation, OCC, or other regulatory agency or governmental authority having jurisdiction over the Bank or BCH, which has a material adverse effect upon the Bank or BCH.

(8)
The written determination by a state or federal regulatory agency or governmental authority having jurisdiction over the Bank or BCH that the Executive is not suitable to act in the capacity for which she is employed by the Bank or BCH.

(9)	The Executive’s conviction of (i) any felony or (ii) a crime involving moral turpitude, or the Executive’s willful and intentional commission of a fraudulent or dishonest act.

(10)
A material breach of the terms or provisions of this Agreement, which breach remains uncured after thirty (30) days from the date written notice of breach including the basis for the good faith determination of breach is given by the non-breaching party to another party.

 (b)           Termination by Bank or BCH.  The Bank or BCH may, at its election and in its sole discretion, terminate the Executive’s employment and this Agreement at any time and for any reason or for no reason, upon thirty (30) days prior written notice to the Executive, without prejudice to any other remedy to which the Bank or BCH may be entitled either at law, in equity or under this Agreement.  Unless otherwise agreed in writing between the Executive, the Bank and BCH, at the time such notice is given the Executive shall immediately cease performing and discharging the duties and responsibilities of her positions and remove herself and her personal belongings from the Bank’s and BCH’s premises.  All rights and obligations accruing to the Executive under this Agreement shall cease at such termination, except that such termination shall not prejudice the Executive’s rights regarding employment benefits which shall have accrued prior to such termination, including the right to receive the severance benefits specified in paragraph 16 (d) below, and any other remedy which the Executive may have at law, in equity or under this Agreement, which remedy accrued prior to such termination.

 (c)           Termination by Executive.  This Agreement may be terminated by the Executive as follows:

(i)  the Executive may terminate her employment and this Agreement at any time and for any reason or no reason, upon thirty (30) days prior written notice to the Bank or BCH.  Unless otherwise agreed in writing between the Executive, the Bank and BCH, at the time such notice is given the Executive shall immediately cease performing and discharging the duties and responsibilities of her positions and remove herself and her personal belongings from the Bank’s and BCH’s premises.  All rights and obligations accruing to the Executive under this Agreement shall cease at such termination, except that such termination shall not prejudice the Executive's rights regarding employment benefits which shall have accrued prior to such termination and any other remedy which the Executive may have at law, in equity or under this Agreement, which remedy accrued prior to such termination; or

(ii)  the Executive may terminate her employment and this Agreement at any time upon thirty (30) days prior written notice to the Bank or BCH, based on the Executive’s good faith determination of the existence of “good reason” therefore, subject to the right of the Bank or BCH to cure the matter alleged as the basis for the Executive’s determination that “good reason” exists as described herein.  In order to be considered a “good reason,” such notice must be given to the Bank or BCH within ninety (90) days of the occurrence of the event causing the “good reason” to exist.  For purposes of this Agreement, “good reason” shall mean that without the Executive’s written consent there occurs (A) any material adverse change in the nature and scope of the Executive's position, authorities, responsibilities, duties, or a change of twenty (20) miles or more in the Executive's location of employment, or any material reduction in the Executive’s base salary, incentive compensation (including any material adverse change to the terms of the Incentive Plan after the date of this Agreement) or other benefits under this Agreement, or (B) any event which reasonably constitutes a demotion, significant diminution or constructive termination (by resignation or otherwise) of the Executive's employment.  The Executive shall specify in any such notice to the Bank or BCH the specific basis for her good faith determination that “good reason” exists and the Bank or BCH shall have thirty (30) days within which to cure any matter alleged by the Executive as the basis for such “good reason” determination by the Executive.  If, in the reasonable good faith determination of the Executive, the matters alleged by the Executive as “good reason” are cured within such thirty (30) day period, then the Executive shall not be entitled to terminate her employment and this Agreement based thereon.  Unless otherwise agreed in writing between the Executive, the Bank and BCH, upon termination, the Executive shall immediately cease performing and discharging the duties and responsibilities of her positions and remove herself and her personal belongings from the Bank’s and BCH’s premises.

(d)           Severance Benefits - Without a Change in Control.  Subject to paragraphs 17 and 30 of this Agreement, in the event of automatic termination based upon paragraph 16 (a) (1), (4) or (10, to the extent of the Bank's or BCH’s breach), or termination by the Bank or BCH pursuant to paragraph 16 (b), or termination at the election of the Executive for “good reason” pursuant to paragraph 16 (c) (ii), then in each such case, the Executive shall receive severance benefits consisting of (i) a cash payment in an amount equal to one (1) times the Executive's (A) annual base salary during the year the termination occurs and (B) average bonus or incentive compensation amount paid to the Executive in the three (3) year period immediately preceding the termination, less applicable withholding deductions (in addition to base salary, incentive compensation, or other payments, if any, due the Executive), payable in lump sum within thirty (30) days following such termination; (ii) acceleration of vesting of any stock options or equity awards granted to the Executive pursuant to the BCH Plans; and (iii) continuation of group insurance coverages specified in paragraph 13 (c) of this Agreement for the Executive and her dependents pursuant to The Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), or under applicable California law pursuant to Assembly Bill No. 1401 (“Cal-COBRA”), with one hundred percent (100%) of premiums for the insurance coverages payable by the Bank or BCH monthly to the Executive for a period of twelve (12) months from the date of termination.  Notwithstanding the foregoing or anything contained in this Agreement to the contrary, the obligation of the Bank or BCH to pay the premium costs related to the COBRA or Cal-COBRA continuation of insurance coverages shall terminate at the earlier of the expiration of twelve (12) months from the date of termination or the date of commencement of comparable insurance coverages for the Executive by another employer.  After such expiration date, the Executive shall have such rights to continue to participate under the Bank’s or BCH’s group health benefits plan at the Executive’s expense as may be available under COBRA or Cal COBRA.  The Executive agrees to notify the Bank or BCH as soon as practicable, but not less than ten (10) business days in advance of the commencement of such comparable insurance coverages with another employer and to repay to the Bank or BCH any amounts paid by the Bank or BCH to or for the benefit of the Executive that overlap the coverages provided by the other employer.

Notwithstanding the foregoing, in the event of a “change in control” as defined in paragraph 16 (e) below, the Executive shall not be entitled to the severance benefits pursuant to this paragraph 16 (d) and any rights of the Executive to severance benefits shall be limited to such rights as are specified in paragraph 16 (e) below.

The Executive acknowledges and agrees that severance benefits pursuant to this paragraph 16 (d) are in lieu of all damages, payments and liabilities on account of the early termination of this Agreement and the sole and exclusive remedy for the Executive for a termination specified in paragraph 16 (d).

(e)           Severance Benefits - Change in Control.  The Executive shall be entitled to receive severance benefits in the event of a “change in control” as defined herein if, in connection with a change in control or within eighteen (18) months following consummation of a change in control, (i) the Executive's employment is terminated by BCH, the Bank or a successor entity to BCH or the Bank, or by an organization that owns a controlling interest in either such successor entity; or (ii) the Executive terminates employment based upon the occurrence, without the Executive’s written consent, of (A) any material adverse change in the nature and scope of the Executive's position, authorities, responsibilities, duties, or a change of twenty (20) miles or more in the Executive's location of employment, or any material reduction in the Executive’s base salary, incentive compensation (including any material adverse change to the terms of the Incentive Plan after the date of this Agreement) or other benefits under this Agreement, or (B) any event which reasonably constitutes a demotion, significant diminution or constructive termination (by resignation or otherwise) of the Executive's employment.  In order to receive severance benefits after termination pursuant to paragraph 16(e) (ii), the Executive must give written notice to BCH, the Bank or a successor entity to BCH or the Bank, or to an organization that owns a controlling interest in either such successor entity, of the Executive’s intention to terminate employment based upon and within ninety (90) days of the occurrence of an event specified in paragraph 16(e) (ii), and thereafter the recipient of such notice shall have a thirty (30) day right to cure period from the date of receipt of such notice within which to rescind or otherwise reverse the occurrence of an event specified in paragraph 16(e) (ii) before the Executive’s termination becomes effective.  An event constituting a “material adverse change in the nature and scope of Executive’s position, authorities, responsibilities, duties” or “a demotion, significant diminution or constructive termination” shall be deemed to have occurred if following a “change in control,” the Executive is not the sole Executive Vice President and Chief Banking Officer of the successor entity to the Bank, or any organization that owns a controlling interest in such successor entity.

Subject to paragraphs 17 and 30 of this Agreement, the severance benefits payable pursuant to this paragraph 16 (e) shall consist of (i) a cash payment in an amount equal to one and one-half (1½) times the Executive's (A) annual base salary during the year the termination or other event triggering a right to severance benefits hereunder occurs and (B) average bonus or incentive compensation amount paid to the Executive in the three (3) year period immediately preceding the termination, less applicable withholding deductions (in addition to base salary, incentive compensation, or other payments, if any, due the Executive), payable in lump sum within thirty (30) days following such termination; (ii) acceleration of vesting of any stock options or equity awards granted to the Executive pursuant to the BCH Plans; and (iii) continuation of group insurance coverages specified in paragraph 13 (c) of this Agreement for the Executive and her dependents pursuant to The Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), or under applicable California law pursuant to Assembly Bill No. 1401 (“Cal-COBRA”), with one hundred percent (100%) of premiums for the insurance coverages payable by the Bank or BCH monthly to the Executive for a period of eighteen (18) months from the date of termination.  Notwithstanding the foregoing or anything contained in this Agreement to the contrary, the obligation of the Bank or BCH to pay the premium costs related to the COBRA or Cal-COBRA continuation of insurance coverages shall terminate at the earlier of the expiration of eighteen (18) months from the date of termination or the date of commencement of comparable insurance coverages for the Executive by another employer.  After such expiration date, the Executive shall have such rights to continue to participate under the Bank’s or BCH’s group health benefits plan at the Executive’s expense as may be available under COBRA or Cal COBRA.  The Executive agrees to notify the Bank or BCH as soon as practicable, but not less than ten (10) business days in advance of the commencement of such comparable insurance coverages with another employer and to repay to the Bank or BCH any amounts paid by the Bank or BCH to or for the benefit of the Executive that overlap the coverages provided by the other employer.  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if any part or all of the severance benefits is subject to taxation under Section 409A of the Internal Revenue Code of 1986, as amended, as determined by the Bank or BCH, with the advice of its independent accounting firm or other tax advisors, then the severance payment shall be subject to modification as set forth hereafter in paragraph 17 of this Agreement.

The Executive acknowledges and agrees that severance benefits pursuant to this paragraph 16 (e) are in lieu of all damages, payments and liabilities on account of the events described above for which such severance benefits may be due the Executive under paragraph 16 (e) of this Agreement.  This paragraph 16 (e) shall be binding upon and inure to the benefit of the Bank and BCH and their respective successors and assigns, and the Executive and the Executive’s heirs, beneficiaries, successors, permitted assigns or transferees, executors, administrators, trustees, and any other legal or personal representatives.

Notwithstanding the foregoing, the Executive shall not be entitled to receive severance benefits pursuant to this paragraph 16 (e) in the event of an occurrence described in paragraph 16 (a), subparagraphs (5), (7), (8), (9), or (10, to the extent of an Executive breach), or in the event the Executive terminates employment in accordance with paragraph 16 (c) (i) and the termination is not a result of or based upon the occurrence of any event described in paragraph 16 (e) (ii) above.

A “change in control” for purposes of this Agreement and paragraph 16 (e), subject to the limitation of Section 409A of the Internal Revenue Code of 1986, as amended, set forth in paragraph 17 of this Agreement, shall mean the occurrence of any of the following events with respect to the Bank or BCH: (i) a change in control of a nature that would be required to be reported in response to Item 6 (e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or in response to any other form or report to the regulatory agencies or governmental authorities having jurisdiction over the Bank or BCH or any stock exchange on which BCH's shares are listed which requires the reporting of a change in control; (ii) any merger, consolidation or reorganization of the Bank or BCH in which the Bank or BCH does not survive; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of any assets of the Bank or BCH having an aggregate fair market value of fifty percent (50%) or more of the total value of the assets of the Bank or BCH, reflected in the most recent consolidated audited or interim unaudited balance sheet of BCH; (iv) a transaction whereby any “person” (as such term is used in the Exchange Act) or any individual, corporation, partnership, trust or any other entity is or becomes the beneficial owner, directly or indirectly, of securities of BCH or Bank representing twenty-five percent (25%) or more of the combined voting power of BCH’s or Bank’s then outstanding securities; (v) a situation where, in any one-year period, individuals who at the beginning of such period constitute the Board of Directors of the Bank or BCH cease for any reason to constitute at least a majority thereof; or (vi) the shareholder(s) of the Bank or BCH approve the sale or transfer of substantially all of the Bank’s or BCH’s assets to parties that are not within a “controlled group of corporations” (as that term is defined in Section 1563 of the Internal Revenue Code of 1986, as amended) in which the Bank, or as applicable BCH, is a member.

Notwithstanding the foregoing or anything else contained herein to the contrary, (i) if the individuals who constitute the directors of the Bank and BCH at the time a definitive agreement for a proposed transaction described above (excepting therefrom the situation described in subparagraph (v) above) is executed will, according to the terms of the definitive agreement, constitute a majority of the members of the board of directors of the resulting entity(ies) or acquiring person(s) that control(s) or is(are) the successor(s) to the Bank and BCH immediately after the transaction, then before a transaction or event that would otherwise constitute a change in control shall be deemed to have occurred, such directors of the Bank and BCH may determine by majority vote that the specific transaction or event does not constitute a change in control; and (ii) there shall not be a change in control hereunder in the event that (A) an Employee Stock Ownership Plan is sponsored by BCH which is the party that acquires “control” or is the principal participant in the transaction constituting a “change in control,” as described above, or (B) a reorganization is initiated by the Board of Directors of the Bank or BCH in which the Bank is merged with and into another wholly-owned bank subsidiary of BCH to consolidate operations under the charter of such other bank subsidiary.

17.           Section 409A Limitation.

(a)           General.  It is the intention of BCH, the Bank and the Executive that this Agreement shall be interpreted and administered consistent with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and that the severance benefits payable to the Executive under this Agreement either be exempt from, or otherwise comply with, Section 409A.  Notwithstanding any other term, provision, or other matter set forth elsewhere in this Agreement, to the extent that any provision of this Agreement may be determined by BCH or the Bank, with the advice of its independent accounting firm or other tax advisors, to be subject to and not in compliance with Section 409A, such provisions shall be interpreted in the manner required to comply with Section 409A.

BCH, the Bank and the Executive further acknowledge and agree that if, in the judgment of BCH or the Bank, with the advice of its independent accounting firm or other tax advisors, amendment of this Agreement is necessary to clarify any of the terms of this Agreement, or to comply with Section 409A, BCH, the Bank and the Executive will negotiate reasonably and in good faith to amend the terms of this Agreement to the extent necessary so that it complies (with the most limited possible economic effect on BCH, the Bank and the Executive) with Section 409A.

(b)           Payments to Specified Employees.  Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a “Specified Employee” (as defined below), any distributions hereunder which would otherwise be made to the Executive pursuant to the terms of this Agreement shall not be made during the first six (6) months following termination of employment that constitutes a separation from service pursuant to Section 409A unless the Executive dies prior to the end of such six (6) month period.  Any distribution which would otherwise be paid to the Executive during such six (6) month period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh (7th) month following such a separation from service.  All subsequent distributions shall be paid in the manner otherwise specified in this Agreement.

The term “Specified Employee” shall mean an employee who at the time of separation from service is a “Key Employee” of BCH or the Bank or a successor entity of either, if any stock of BCH, the Bank or a successor entity of either is publicly traded on an established securities market or otherwise.  For purposes of this Agreement, an employee is a Key Employee if the employee meets the requirements of section 416(i)(1)(A)(i), (ii), or (iii) of the Internal Revenue Code of 1986, as amended (applied in accordance with the regulations thereunder and disregarding section 416(i)(5) thereof) at any time during the twelve (12) month period ending on December 31 (the "Identification Period").  If the employee is a Key Employee during an Identification Period, the employee is treated as a Key Employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the Identification Period.

18.           Section 280G.  If all or any portion of the amounts payable to the Executive under this Agreement, either alone or together with other payments which the Executive has the right to receive from the Bank or BCH, constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), the Executive shall be responsible for the payment of such excise tax and the Bank or BCH (and its successor) shall be responsible for any loss of deductibility related thereto.  The determination of the amount of any such taxes shall be made by the independent accounting firm employed by the Bank or BCH, immediately prior to the change in control, or such other independent accounting firm or advisor as may be mutually agreeable to the Bank or BCH (and their respective successor) and the Executive in the exercise of their reasonable good faith judgment.  If, at a later date, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction, or otherwise) that the amount of excise taxes payable by the Executive is greater than the amount initially so determined, then the Executive shall pay an amount equal to the sum of such additional excise taxes and any interest, fines and penalties resulting from such underpayment.

19.           Notices.  Any notices to be given hereunder shall be in writing and may be transmitted by personal delivery or by U.S. mail, registered or certified, postage prepaid with return receipt requested.  Mailed notices shall be addressed to the Executive at the address listed in the Executive’s personnel file and to the Bank or BCH at its principal business office located at 55 Almaden Blvd., San Jose, California.  A party may change the address for receipt of notices by written notice in accordance with this paragraph 19.  Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of three (3) days after the date of mailing.

20.           Arbitration.  All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Bank or BCH, in its sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), in accordance with the rules and procedures of JAMS then in effect which are incorporated herein by this reference.  In the event JAMS is unable or unwilling to conduct such arbitration, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties, of the American Arbitration Association (“AAA”), shall conduct such binding arbitration in accordance with the rules and procedures of the AAA then in effect which are incorporated herein by this reference.  Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary).  In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.  Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof.  The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of Title 9 of Part 3 of the California Code of Civil Procedure.  Any arbitration hereunder shall be conducted in San Jose, California, unless otherwise agreed to by the parties.

21.           Attorneys' Fees and Costs.  In the event of litigation, arbitration or any other action or proceeding between the parties to interpret or enforce this Agreement or any part thereof or otherwise arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its costs related to any such action or proceeding and its reasonable fees of attorneys, accountants and expert witnesses incurred by such party in connection with any such action or proceeding.  The prevailing party shall be deemed to be the party which obtains substantially the relief sought by final resolution, compromise or settlement, or as may otherwise be determined by order of a court of competent jurisdiction in the event of litigation, an award or decision of one or more arbitrators in the event of arbitration, or a decision of a comparable official in the event of any other action or proceeding.  Every obligation to indemnify under this Agreement includes the obligation to pay reasonable fees of attorneys, accountants and expert witnesses incurred by the indemnified party in connection with matters subject to indemnification.

22.           Entire Agreement.  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Bank and BCH and contains all of the covenants and agreements between the parties with respect to the employment of the Executive by the Bank and BCH; provided, that, this Agreement does not supersede or replace the rights and benefits under (i) the Indemnification Agreement specified in paragraph 5 of this Agreement or (ii) any stock option or equity award agreement between BCH and the Executive as specified in paragraph 12 of this Agreement.  Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

23.           Modifications.  Any modification of this Agreement will be effective only if it is in writing and signed by a party or its authorized representative.

24.           Waiver.  The failure of a party to insist on strict compliance with any of the terms, provisions, covenants, or conditions of this Agreement by another party shall not be deemed a waiver of any term, provision, covenant, or condition, individually or in the aggregate, unless such waiver is in writing, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

25.           Partial Invalidity.  If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

26.           Interpretation.  This Agreement shall be construed without regard to the party responsible for the preparation of the Agreement and shall be deemed to have been prepared jointly by the parties.  Any ambiguity or uncertainty existing in this Agreement shall not be interpreted against either party, but according to the application of other rules of contract interpretation, if an ambiguity or uncertainty exists.

27.           Governing Law and Venue.  The laws of the State of California, other than those laws denominated choice of law rules, shall govern the validity, construction and effect of this Agreement.  Any action which in any way involves the rights, duties and obligations of the parties hereunder and is not resolved by binding arbitration shall be brought in the courts of the State of California and venue for any action or proceeding shall be in Santa Clara County or in the United States District Court for the Northern District of California, and the parties hereby submit to the personal jurisdiction of said courts.

28.           Payments Due Deceased Executive.  If the Executive dies prior to the expiration of the term of her employment, any payments that may be due the Executive from the Bank or BCH under this Agreement as of the date of death shall be paid to the Executive's heirs, beneficiaries, successors, permitted assigns or transferees, executors, administrators, trustees, or any other legal or personal representatives.

29.           Assignment/Binding Effect.  Except as specifically set forth in this Agreement, the Executive may not assign, delegate or otherwise transfer any of the Executive’s rights, benefits, duties or obligations under this Agreement without the prior written consent of the Bank and BCH.  This Agreement shall inure to the benefit of and be binding upon the Bank and BCH and their respective successors and assigns, and the Executive and the Executive’s heirs, beneficiaries, successors, permitted assigns or transferees, executors, administrators, trustees, and any other legal or personal representatives.

30.           TARP Limitations.  The parties acknowledge and agree that BCH has entered into agreements in connection with the sale of BCH securities to the United States Department of Treasury (the “Treasury”) under the TARP Capital Purchase Program (the “CPP”) and the Executive has also entered into an agreement waiving certain rights under executive compensation arrangements such as this Agreement.  Such agreements with the Treasury (the “CPP Agreements”) impose limitations upon executive compensation arrangements which are binding upon BCH, the Bank and the Executive.  Among the executive compensation limitations imposed under the CPP are (i) prohibitions upon adoption of compensation arrangements that may incentivize management officers such as the Executive to take unnecessary and excessive risks, (ii) restrictions upon making any payment that would be considered a golden parachute payment in violation of the CPP, and (iii) requirements that any bonus and incentive compensation paid to the Executive is subject to recovery or “clawback” if the payments were based on materially inaccurate financial statements or performance metric criteria.  The parties further acknowledge and agree that additional limitations may be imposed by the United States Congress, Treasury, and/or banking regulatory authorities having jurisdiction over the operations of BCH and the Bank which may affect the rights and obligations of BCH, the Bank and the Executive under this Agreement and/or pursuant to such other compensation arrangements.

Notwithstanding any provision of this Agreement to the contrary, BCH, the Bank and the Executive further acknowledge and agree that the limitations and restrictions under the CPP Agreements will continue in effect as limitations and restrictions upon the provisions of this Agreement and the rights and obligations of the parties hereunder including, but not limited to, the Executive’s entitlement or right to receive incentive compensation under Section 11, severance benefits under Sections 16(d) and 16(e), and/or such other compensation provided for in this Agreement, until such time as the CPP Agreements and any limitations or restrictions imposed under current or future regulations promulgated by the United State Congress, Treasury, and/or banking regulatory authorities having jurisdiction over the operations of BCH and the Bank are terminated.  Any conflicts between the provisions of this Agreement and the foregoing limitations and restrictions shall be resolved in favor of compliance with such limitations and restrictions.

31.           Effect of Termination on Certain Provisions.  Upon the termination of this Agreement, the obligations of the Bank, BCH and the Executive hereunder shall cease except to the extent of the Bank’s or BCH’s obligation to make payments, if any, to or for the benefit of the Executive following termination, and provided that paragraphs 4, 5, 6, 7, 17, 18, 19, 20, 21, 22, 24, 25, 26, 27, 28, 29, 30 and 31 shall remain in full force and effect.

32.           Advice of Counsel and Advisors.  The Executive acknowledges and agrees that she has read and understands the terms and provisions of this Agreement and prior to signing this Agreement, she has had the advice of counsel and/or such other advisors as she deemed appropriate in connection with her review and analysis of such terms and provisions of this Agreement.

33.           Required Regulatory Approvals.  Notwithstanding any provision of this Agreement to the contrary, if approvals of banking regulatory or other governmental authorities having jurisdiction over the operations of BCH or the Bank are required as a condition to Executive’s employment pursuant to this Agreement including, without limitation, the approval of the BGFRS or its Federal Reserve Bank of San Francisco, the FDIC, or the OCC, then in such event this Agreement shall not be effective until such approvals are obtained.  In the event any such approvals are not obtained, this Agreement and the rights and obligations of the parties hereunder shall automatically and without further action of any party hereto be terminated.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written in the City of San Jose, County of Santa Clara, State of California.

BRIDGE CAPITAL HOLDINGS		EXECUTIVE

By:
	Allan C. Kramer, M.D.	Margaret M. Bradshaw
Chairman of the Board

By:
Thomas M. Quigg
Vice-Chairman of the Board and
Chairman of the Compensation
Committee

BRIDGE BANK, NATIONAL ASSOCIATION

By:
Allan C. Kramer, M.D.
Chairman of the Board

By:
Thomas M. Quigg
Vice-Chairman of the Board and
Chairman of the Compensation
Committee